EXHIBIT 99.1

Valley Financial Corporation▲
 _______________________________________________________________

FOR RELEASE 4:00 p.m. March 12, 2010

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REVISES 2009 FOURTH QUARTER LOAN LOSS PROVISION

ROANOKE, VIRGINIA (March 12, 2010) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) today announced that it revised its fourth quarter loan loss provision to $5.3 million from the previously announced $2.6 million.  After the revision, the Company’s total allowance for loan losses stood at $14.6 million and 2.56% of total loans, as compared to $14.6 million and 2.54% of total loans previously announced.  The Company increased its loan loss provision for general reserves by a total of $2.7 million; $1.2 million as a result of the impact from additional charge-offs totaling $2.7 million of previously recognized collateral impairments in its residential and commercial real estate categories and $1.5 million as the result of a new environmental factor to account for concentration risk for its large borrower relationships.  These revisions are in response to the more conservative approach regulators are taking towards loan loss reserves in this difficult economic environment.

As a result of the revisions, the Company’s ratio of non-performing assets as a percentage of total assets decreased to 4.36% as compared to 5.10% previously reported.  This compares to 1.48% reported at December 31, 2008.  Net charge-offs as a percentage of average loans receivable for the year ended December 31, 2009 was 1.41% compared to 0.94% previously reported and 0.12% for last year.  Net charge-offs for the year ended December 31, 2009 totaled $8.2 million as compared to $614,000 for 2008.

Ellis L. Gutshall, President and CEO commented, “The current economic environment has severely impacted businesses and financial institutions throughout the country.  While today’s environment continues to require stringent measures, we are confident in our ability to navigate through the effects of this difficult economic environment. Pre-provision earnings remain strong, core deposits continue to experience double-digit annualized growth rates and our capital levels remain well above the levels deemed well-capitalized by the regulatory agencies.”

Capital Levels Remain Strong
Valley Financial Corporation’s capital levels remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 11.74% and 13.01%, respectively, at December 31, 2009.  Capital levels decreased compared to 13.11% and 14.36%, respectively, at December 31, 2008.

Impact on Earnings
Net loss for the fiscal year ended December 31, 2009 totaled $5.7 million compared to net income of $1.7 million a year earlier.  After deducting the dividends and discount accretion on preferred stock, net loss available to common shareholders for the year ending December 31, 2009 amounted to $6.6 million or $1.42 per share compared to net income available to common shareholders of $1.6 million and $0.35 per share for the twelve months ended December 31, 2008.  Return on average total assets was (0.81%) for the year and return on average shareholder’s equity was (10.03%), compared with 0.27% and 3.87% respectively for the same period last year.

Net loss for the three-month period ending December 31, 2009 was $2.7 million compared to a net loss of $0.5 million for the same period last year.  After deducting the dividends and discount accretion on preferred stock, the net loss available to common shareholders for the three-month period ending December 31, 2009 amounted to $3.0 million or $0.63 per share compared to $0.5 million or $0.11 per share for the three-month period ending December 31, 2008.

Balance Sheet
At December 31, 2009, Valley Financial’s total assets were $713.7 million compared to $674.5 million at December 31, 2008.   Net loan receivables were $556.4 million compared to $545.5 million at December 31, 2008, an increase of $10.9 million or 2%.  Total deposits were $552.9 million compared to $466.3 million at December 31, 2008, an increase of $86.6 million or 19%.  Total shareholders’ equity was $51.5 million compared to $58.5 million at December 31, 2008, a decrease of $7.0 million or 12%.

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

Year Ended 12/31/09
Net interest income, non tax-equivalent	$19,824

Less: tax-exempt interest income	(511)
Add: tax-equivalent of tax-exempt interest income	774

Net interest income, tax-equivalent	$20,087

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited
	12/31/09	12/31/08
Assets
Cash and due from banks	$8,179	$7,270
Interest-bearing deposits in banks	23,699	26
Investment securities:
Securities available-for-sale	70,485	77,243
Securities held-to-maturity	11,991	10,001
Restricted equity securities	6,172	5,607
Total investment securities	88,648	92,851
Loans	571,021	553,046
Less: allowance for loan losses	(14,630)	(7,592)
Net loans	556,391	545,454

Foreclosed assets, net	2,513	424
Premises and equipment, net	7,742	8,121
Bank owned life insurance	12,930	12,390
Accrued interest receivable	2,498	2,634
Other assets	11,125	5,309
Total assets	$713,725	$674,479

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$17,629	$14,550
Interest-bearing deposits	535,299	451,785
Total deposits	552,928	466,335

Federal Funds purchased	-	11,326
Securities sold under agreements to repurchase	21,304	35,693
FHLB borrowings	68,000	80,000
Trust preferred subordinated debt	16,496	16,496
Accrued interest payable and other liabilities	3,458	6,124
Total liabilities	662,186	615,974

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 and 16,019 shares issued and outstanding at December 31, 2009 and 2008, respectively	15,336	15,188
Common stock, no par value; 10,000,000 shares authorized; 4,680,251 and 4,678,851 shares issued and outstanding at December 31, 2009 and 2008, respectively	23,369	23,232
Retained earnings	12,878	19,596
Accumulated other comprehensive income	(44)	489
Total shareholders’ equity	51,539	58,505
Total liabilities and shareholders’ equity	$713,725	$674,479

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
Unaudited

	3 Months Ended Ene		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Interest Income:
Interest and fees on loans	$7,711	7,719	$30,349	$31,511
Interest on securities	883	1,152	3,862	4,541
Interest on deposits in banks	18	6	28	65
Total interest income	8,612	8,877	34,239	36,117

Interest Expense:
Interest on deposits	2,597	3,234	10,919	14,293
Interest on trust preferred subordinated debt	93	204	475	850
Interest on borrowings	742	879	3,021	3,775
Total interest expense	3,432	4,317	14,415	18,918
Net interest income	5,180	4,560	19,824	17,199

Provision for loan losses	5,307	2,209	15,179	3,323
Net interest income after provision for loan losses	(127)	2,351	4,645	13,876

Noninterest Income:
Service charges on deposit accounts	314	298	1,189	1,137
Income earned on bank owned life insurance	132	130	540	551
Realized gain/(loss) on sale of securities	50	-	1,019	(14)
Realized gain/(loss) on sale of foreclosed assets	(527)	-	(692)	6
Other income	102	117	497	731
Total noninterest income	71	545	2,553	2,411

Noninterest Expense:
Compensation expense	2,020	1,908	7,627	7,361
Occupancy and equipment	373	477	1,603	1,626
Data processing expense	275	222	1,060	823
Insurance	343	101	1,355	407
Legal	123	20	586	186
Deposit expense	154	95	505	284
Loan expense	93	118	357	436
Other expense	828	683	3,054	2,911
Total noninterest expense	4,209	3,624	16,147	14,034
Income/(loss) before income taxes	(4,265)	(728)	(8,949)	2,253
Income tax expense	(1,544)	(251)	(3,263)	577
Net income/(loss)	$(2,721)	$(477)	$(5,686)	$1,676

Preferred stock dividend and accretion of preferred stock discount	231	53	947	53
Net income/(loss) available to common shareholders	$(2,952)	$(530)	$(6,633)	$1,623

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	3 Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08

PER COMMON SHARE
Earnings per share – basic	$(0.63)	$(0.11)	$(1.42)	$0.35
Earnings per share – diluted	$(0.63)	$(0.11)	$(1.42)	$0.35
Book value			$7.74	$9.15

FINANCIAL RATIOS
Return on average assets	(1.49%)	(0.29%)	(0.81%)	0.27%
Return on average shareholders’ equity	(19.54%)	(4.03%)	(10.03%)	3.87%
Net interest margin (FTE)	3.00%	2.93%	2.99%	2.90%
Efficiency - Consolidated	78.22%	69.47%	70.49%	69.86%
Efficiency – Bank only	76.46%	67.13%	68.69%	67.01%
Total risk based capital – Consolidated			13.01%	14.36%
Total risk based capital – Bank only			11.88%	10.25%
Net charge-off to average loans	0.69%	0.00%	1.41%	0.12%

ALLOWANCE FOR LOAN LOSSES
Beginning balance			7,592	4,883
Provision for loan losses			15,179	3,323
Charge-offs			(8,187)	(672)
Recoveries			46	58
Ending balance			14,630	7,592

ASSET QUALITY RATIOS
Nonperforming assets to total assets			4.36%	1.48%
Allowance for loan losses to total loans			2.56%	1.37%
Allowance for loan losses to nonaccrual loans			51.2%	79.6%

COMPOSITION OF RISK ASSETS
Nonperforming loans:
90 days past due			24	57
Nonaccrual			28,568	9,532
OREO/Repos			2,513	424
Troubled Debt Restructurings			-	-
Total nonperforming assets			31,105	10,013